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                                                                    Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Tenneco Automotive Inc. on Form S-4 of our report dated February 3, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangibles Assets" as of January 1, 2002), appearing in the Annual Report on Form 10-K of Tenneco Automotive Inc. for the year ended December 31, 2002. We also consent to the reference to us under the headings "Selected Historical Consolidated Financial Data" and "Experts" appearing in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
Chicago, Illinois
August 13, 2003